Filed pursuant to Rule 424(b)(3)

File No. 333-189003

STATION CASINOS LLC

SUPPLEMENT NO. 2 TO

MARKET MAKING PROSPECTUS DECLARED EFFECTIVE ON MARCH 22, 2016

THE DATE OF THIS SUPPLEMENT IS MAY 11, 2016

On May 10, 2016, Station Casinos LLC filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2016

Station Casinos LLC (Exact name of registrant as specified in its charter)	Red Rock Resorts, Inc. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-54193 (Commission File Number)	27-3312261 (IRS Employer Identification No.)	Delaware (State or other jurisdiction of incorporation)	001-37754 (Commission File Number)	47-5081182 (IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement

On May 10, 2016, Red Rock Resorts, Inc. (“RRR”) announced that Station Casinos LLC (“Station”) entered into a definitive agreement (the “Purchase Agreement”) with FP VoteCo, L.L.C. and FP ParentCo, L.P. (“Sellers”) to acquire the outstanding limited liability company interests and partnership interests of Fiesta ParentCo, L.L.C, FP HoldCo, L.L.C., and FP Holdings, L.P. (collectively, the “Purchased Companies”), the owner and operator of Palms Casino Resort (“Palms”), located in Las Vegas, Nevada (the “Acquisition”). Following the Acquisition, each of FP Holdings, L.P, (“FP Holdings”) Fiesta ParentCo, L.L.C. and FP HoldCo, L.L.C will be a wholly-owned subsidiary of Station.

Upon the terms and subject to the conditions of the Purchase Agreement, Station will acquire the Purchased Companies for cash consideration of $312.5 million, subject to a working capital adjustment and subject to increase in the amount of FP Holdings’ cash on hand at closing and decrease for indebtedness outstanding at the closing of the Acquisition and expenses incurred by FP Holdings in connection with the Acquisition. In addition, a portion of the purchase price will be deposited in an escrow account to fund obligations of FP Holdings with respect to certain specified matters.

The Purchase Agreement contains customary representations, warranties, covenants and termination rights. The completion of the Acquisition is subject to customary conditions and the receipt of all required regulatory approvals, including, among others, approval by the Nevada Gaming Commission and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Subject to the satisfaction or waiver of conditions in the Purchase Agreement, Station currently expects the transaction to close during the third quarter of 2016.

Item 7.01.                                        Regulation FD Disclosure.

On May 10, 2016 the Company issued a press release announcing the Acquisition. The Company will discuss the Acquisition during its scheduled first quarter 2016 earnings conference call on Thursday, May 12 at 4:30 p.m. ET. The press release is attached hereto as Exhibit 99.1 and is incorporated herein in their entirety by reference.

The information furnished in this Item 7.01, including the press release attached hereto as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.                                        Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit Number	Description
99.1	Press Release.

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Important Information Regarding Forward-Looking Statements

This current report on Form 8-K contains “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including without limitation statements regarding the transactions contemplated by the agreement to acquire the Purchased Companies, the registrants’ expectations regarding the timing of closing, the potential benefits to be achieved from the Acquisition, including EBITDA expectations, expectations regarding the Palms being free cash flow positive and accretive to registrants’ earnings, expected cost synergies, and statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon our current beliefs and expectations and involve certain risks and uncertainties, including without limitation the possibility that the transaction does not close on the expected terms (or at all), the posssiblity that we are unable to successfully integrate the Palms with registrants’ existing operations, or realize the expected synergies, the possibility the Palms will be not be free cash flow positive or accretive to our earnings as anticipated. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the registrants’ control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the registrants undertake no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the RRR’s registration statement for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 10, 2016

Station Casinos LLC		Red Rock Resorts, Inc.

By:	/s/ Marc J. Falcone	By:	/s/ Marc J. Falcone
	Marc J. Falcone Executive Vice President, Chief Financial Officer and Treasurer		Marc J. Falcone Executive Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release.

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Exhibit 99.1

Red Rock Resorts Announces Agreement to Acquire Palms Casino Resort

LAS VEGAS—(BUSINESS WIRE)—May 10, 2016—Red Rock Resorts, Inc. (“Red Rock Resorts”, “we” or the “Company”) (NASDAQ: RRR) today announced that Station Casinos LLC has entered into a definitive agreement to acquire the Palms Casino Resort (the “Palms”) in Las Vegas, Nevada for total cash consideration of $312.5 million.

“With the acquisition of the Palms we gain a leading gaming asset in Las Vegas with key strategic benefits in the Las Vegas locals market and close proximity to the Las Vegas Strip,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer of Red Rock Resorts. “With its appeal to both Las Vegas residents and tourists alike, the Palms is a hybrid gaming property that is uniquely positioned to benefit from the strong economic trends in Southern Nevada and record visitation levels in Las Vegas. With our experience owning and operating other hybrid offerings in Las Vegas, it is a compelling strategic addition to our portfolio of properties and we look forward to welcoming the Palms’ team members to our Company.”

“We are very proud of our team members for their hard work, dedication and commitment to guest service and the community,” said Palms Chief Executive Officer Todd Greenberg. “We are extremely excited for all the great opportunities our team members will have with Red Rock Resorts and Station Casinos.”

Factoring in anticipated synergies, the Company estimates that the Palms will generate $35 million in EBITDA during the Company’s first full year of ownership, resulting in an implied multiple of 8.8 times EBITDA for the transaction.  The Company expects the acquisition to be accretive to earnings per share and free cash flow positive in first full year of operations.

Located directly across I-15 from the core of the Las Vegas Strip, Palms features a 95,000-square-foot casino with approximately 1,250 slots and 48 table games, a race and sportsbook, approximately 710 hotel rooms across two towers with 85 suites and 19 penthouses, 599 AAA Four Diamond award-winning condos, 15 fine dining and casual restaurants (including the award-winning N9NE Steakhouse and Nova Italiano), 60,000 square-feet of meeting and convention space, Ghostbar Nightclub, the 2,500 seat Pearl Theater, luxury spa, two acre Palms Pool and year-round Palms Place Pool, and a 14 screen Brenden Theatres & IMAX movieplex.

The transaction is expected to close during the third quarter of 2016, subject to the satisfaction of customary closing conditions, including the receipt of all required gaming approvals and the expiration of the waiting period under the Hart-Scott-Rodino Act.

Milbank, Tweed, Hadley & McCloy LLP served as legal advisor to Red Rock Resorts, Inc. for the transaction.  Macquarie Capital served as financial advisor and Willkie Farr & Gallagher LLP served as legal advisor to FP Holdings L.P. dba Palms Casino Resort.

The Company will discuss the transaction during its scheduled first quarter 2016 earnings conference call on Thursday, May 12 at 4:30 p.m. ET.

About Red Rock Resorts

Red Rock Resorts manages and owns a significant indirect equity interest in Station Casinos LLC (“Station”). Station is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

Forward-Looking Statements

This press release contains “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange Commission(without limitation) statements regarding the transactions contemplated by the agreement to acquire the Palms, our expectations regarding the timing of closing, the potential benefits to be achieved from the acquisition of the Palms, including EBITDA expectations, expectations regarding the Palms being free cash flow positive and accretive to our earnings, expected cost synergies, and any statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon our current beliefs and expectations and involve certain risks and uncertainties, including (without limitation) the possibility that the transaction does not close on the expected terms (or at all), or that we are unable to successfully integrate the Palms with our existing operations, or realize the expected synergies, or that the Palms will be cash flow positive or accretive to our earnings as anticipated. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s registration statement for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

We do not provide a reconciliation of forward-looking non-GAAP financial measures due to our inability to project special charges and certain expenses.

CONTACT:

Red Rock Resorts, Inc.

Daniel Foley

Vice President of Finance & Investor Relations

702-409-5030

or

Lori Nelson

Vice President of Corporate Communications

(702) 495-4248